                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                 _____________

                                 SCHEDULE 13G
                                 ------------
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b)(c), AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No. ____________)



                              RUSSELL CORPORATION
--------------------------------------------------------------------------------
                               (Name of Issuer)



                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)



                                   782352108
--------------------------------------------------------------------------------
                                (CUSIP Number)



                                August 25, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                 [X]    Rule 13d-1(b)

                                 [X]    Rule 13d-1(c)

                                 [_]    Rule 13d-1(d)

                                 Cover Page 1
                                 ------------

(1)   Names of Reporting Persons.
      I.R.S. Identification Nos.
      of Above Persons

                                     Alabama National Bancorporation   631114426
--------------------------------------------------------------------------------
(2)   Check the Appropriate Box if
      a Member of a Group                (a)                                 [_]
                                         ---------------------------------------
       (See Instructions)                (b)                                 [_]
                                         ---------------------------------------

--------------------------------------------------------------------------------
(3)   SEC Use Only

--------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization

                                                                        Delaware
--------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
Beneficially Owned                 Power                                     -0-
by Each Reporting            ---------------------------------------------------
Person With                  (6)  Shared Voting
                                  Power                                2,012,588
                             ---------------------------------------------------
                             (7)  Sole Dispositive
                                  Power                                      -0-
                             ---------------------------------------------------
                             (8)  Shared Dispositive
                                  Power                                2,012,588
--------------------------------------------------------------------------------
(9)   Number of Shares
      Beneficially Owned
      by Each Reporting Person
                                                                       2,012,588
--------------------------------------------------------------------------------
(10)  Check if the Aggregate Amount in
      Row (9) Excludes Certain Shares
      (See Instructions)
                                                                            [_]
-------------------------------------------------------------------------------
(11)  Percent of Class Represented by
      Amount in Row (9)
                                                                           5.57%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
     (See Instructions)
                                                                             HC
-------------------------------------------------------------------------------

                                 Cover Page 2
                                 ------------

(1)  Names of Reporting Persons.
     I.R.S. Identification Nos.
     of Above Persons
                              National Bank of Commerce of Birmingham  630503302
--------------------------------------------------------------------------------
(2)  Check the Appropriate Box if
     a Member of a Group               (a)                                   [_]
                                       -----------------------------------------
     (See Instructions)                (b)                                   [_]
                                       -----------------------------------------

--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     National Banking Association organized under the laws of the United States and headquartered in Birmingham, Alabama
--------------------------------------------------------------------------------
Number of Shares
Beneficially Owned              (5)  Sole Voting
by Each Reporting                    Power                                   -0-
Person With                     ------------------------------------------------
                                (6)  Shared Voting
                                     Power                             2,012,588
                                ------------------------------------------------
                                (7)  Sole Dispositive
                                     Power                                   -0-
                                ------------------------------------------------
                                (8)  Shared Dispositive
                                     Power                             2,012,588
--------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned
     by Each Reporting Person
                                                                       2,012,588
--------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in
     Row (9) Excludes Certain Shares
     (See Instructions)
                                                                             [_]
--------------------------------------------------------------------------------
(11) Percent of Class Represented by
     Amount in Row (9)
                                                                           5.57%
--------------------------------------------------------------------------------
(12) Type of Reporting Person
     (See Instructions)
                                                                              BK
--------------------------------------------------------------------------------

                                 Cover Page 3
                                 ------------

(1)  Names of Reporting Persons.
     I.R.S. Identification Nos.
     of Above Persons
                                                                 Helen K. Alison
--------------------------------------------------------------------------------
(2)  Check the Appropriate Box if
     a Member of a Group                (a)                                  [_]
                                        ----------------------------------------
     (See Instructions)                 (b)                                  [_]
                                        ----------------------------------------

--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

                                                                          U.S.A.
--------------------------------------------------------------------------------
Number of Shares
Beneficially Owned              (5)  Sole Voting
by Each Reporting                    Power                                   -0-
Person With                     ------------------------------------------------
                                (6)  Shared Voting
                                     Power                             2,012,588
                                ------------------------------------------------
                                (7)  Sole Dispositive
                                     Power                                   -0-
                                ------------------------------------------------
                                (8)  Shared Dispositive
                                     Power                             2,012,588
--------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned
     by Each Reporting Person
                                                                       2,012,588
--------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in
     Row (9) Excludes Certain Shares
     (See Instructions)
                                                                             [_]
--------------------------------------------------------------------------------
(11) Percent of Class Represented by
     Amount in Row (9)
                                                                           5.57%
--------------------------------------------------------------------------------
(12) Type of Reporting Person
     (See Instructions)
                                                                              IN
--------------------------------------------------------------------------------

                                 Schedule 13G
                                 ------------


Item 1.

     (a)  Name of Issuer.

          Russell Corporation

     (b)  Address of Issuer's Principal Executive Offices.

          1 Lee Street
          Alexander City, AL  35010


Item 2.

     (a)  Name of Person Filing.

          Incorporated by reference to Item 1 of cover pages.

     (b)  Address of Principal Business Office, or if None, Residence.

          Alabama National Bancorporation
          1927 First Avenue North
          Birmingham, AL  35203

          National Bank of Commerce of Birmingham
          1927 First Avenue North
          Birmingham, AL  35203

          Helen K. Alison
          1614 Capstone Drive
          Alexander, AL  35010

     (c)  Citizenship

          Incorporated by reference from Item 4 of the cover pages.

     (d)  Title of Class of Securities.

          Incorporated by reference from cover page.

     (e)  CUSIP No.

          Incorporated by reference from cover page.


Item 3.   If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

     (a)  [_]    Broker or Dealer registered under Section 15 of the Act

     (b)  [X]    Bank as defined in Section 3(a)(6) of the Act

     (c)  [_]    Insurance Company as defined in Section 3(a)(19) of the Act

     (d)  [_]    Investment Company registered under Section 8 of the Investment
                 Company Act

     (e)  [_]    Investment Adviser registered under Section 203 of the
                 Investment Advisers Act of 1940

     (f)  [_]    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                 1974 or Endowment Fund; see Section 240.13d-1(b)(11)(F)

     (g)  [X]    Parent Holding Company, in accordance with Section 240.13d-
                 1(b)(1)(ii)(G) (Note: See Item 7)

     (h)  [_]    Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


Item 4.   Ownership.

     (a)  Amount Beneficially owned.

          Incorporated by reference from Item 9 of Cover Pages.

     (b)  Percent of Class.

          Incorporated by reference from Item 11 of Cover Pages.

     (c)  Number of Shares as to Which Such Person has:

          (i)   Sole Power to Vote or Direct the Vote.

                Incorporated by Reference from Item 5 of Cover Pages.

          (ii)  Shared Power to Vote or to Direct the Vote.

                Incorporated by Reference from Item 6 of Cover Pages.

          (iii) Sole Power to Dispose or to Direct the Disposition of.

                Incorporated by Reference from Item 7 of Cover Pages.

          (iv)  Shared Power to Dispose or to Direct the Disposition of.

                Incorporated by Reference from Item 8 of Cover Pages.


Item 5.   Ownership of Five Percent (5%) or Less of a Class.

          Not Applicable.


Item 6.   Ownership of More than Five Percent (5%) on Behalf of Another Person.

          All of the shares covered by this Statement are held in trusts with National Bank of Commerce of Birmingham and Helen K. Alison as fiduciaries. No single one of these trusts holds as much as five percent of the outstanding common stock of Russell Corporation. Under the terms of the instrument establishing these trusts, National Bank of Commerce of Birmingham and Helen K. Alison hold voting and dispositive power over the shares as trustees of the trusts and Helen
          K. Alison is entitled to the income generated by the trusts.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          See Exhibit 1.


Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.


Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the issuer of such securities, and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



                         February 10, 1999

                         ALABAMA NATIONAL BANCORPORATION


                         By: /s/ Victor E. Nichol, Jr.
                            ----------------------------------------------------
                                 Victor E. Nichol, Jr.
                                 Its President and Chief Operating Officer


                         NATIONAL BANK OF COMMERCE OF BIRMINGHAM


                         By: /s/ Fredrick A. Murphy
                            ----------------------------------------------------
                                 Fredrick A. Murphy
                                 Its Vice President and Assistant Trust Manager


                             /s/ Helen K. Alison
                            ----------------------------------------------------
                                 Helen K. Alison

                                   EXHIBIT 1
                                   ---------


      The securities covered by this Statement are held in a fiduciary capacity by National Bank of Commerce of Birmingham, a subsidiary of Alabama National Bancorporation. National Bank of Commerce of Birmingham is a bank as defined in
Section 3(a)(6) of the Securities Exchange Act of 1934, and classified in Item 3(b) of the Schedule.

                                   EXHIBIT 2
                                   ---------

JOINT FILING AGREEMENT
----------------------

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Russell Corporation and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.



                         February 10, 1999

                         ALABAMA NATIONAL BANCORPORATION


                         By: /s/ Victor E. Nichol, Jr.
                            ----------------------------------------------------
                                 Victor E. Nichol, Jr.
                                 Its President and Chief Operating Officer




                         NATIONAL BANK OF COMMERCE OF BIRMINGHAM


                         By: /s/ Fredrick A. Murphy
                            ----------------------------------------------------
                                 Fredrick A. Murphy
                                 Its Vice President and Assistant Trust Manager


                              /s/ Helen K. Alison
                            ----------------------------------------------------
                                  Helen K. Alison